Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “Supplemental Indenture”), dated as of January 5, 2022, among Federal Realty OP LP, a Delaware limited partnership (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

BACKGROUND

A. The Company, formerly known as Federal Realty Investment Trust, a Maryland real estate investment trust, has undertaken a reorganization (the “Reorganization”) pursuant to which:

(1)	The Company formed a wholly-owned subsidiary Maryland real estate investment trust (“Holdco”).

(2)	Holdco formed a wholly-owned subsidiary Maryland real estate investment trust (“Merger Sub”).

(3)

Effective as of 12:00 a.m. on January 1, 2022, Merger Sub merged with and into the Company, with the Company being the surviving entity (the “Merger”), and the Company changed its name to Federal Realty Interim Real Estate Investment Trust.

(4)

Following the Merger, Holdco changed its name to “Federal Realty Investment Trust” (the former name of the Company), and the Company converted to a Delaware limited partnership named “Federal Realty OP LP” (the “Conversion”).

(5)

Holdco will be the sole initial limited partner of the Company following the Conversion. Federal Realty GP LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdco, will be the initial general partner of the Company.

B. The Company and the Trustee are parties to that certain Indenture dated as of September 1, 1998 (the “Indenture”).

C. The Reorganization is permitted by the Indenture, including Section 801 thereof, without the consent of the Holders, and the Company will deliver to the Trustee an Officers’ Certificate and Opinion of Counsel to that effect.

D. In connection with the Reorganization, the Company and the Trustee desire to enter into this Supplemental Indenture pursuant to Section 901(9) of the Indenture, which provides that, without the consent of any Holders of Securities or coupons, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, to cure any ambiguity or to correct defective provisions therein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree as follows:

1. Usage of Terms. Effective immediately following the effectiveness of the Conversion, on the date of this Supplemental Indenture, to cure an ambiguity resulting therefrom:

a.

The definition of the term “Board of Trustees” in Section 101 of the Indenture shall be amended in its entirety to read as follows: “Board of Trustees” means the board of trustees of Federal Realty Investment Trust, a Maryland real estate investment trust, the executive committee thereof or any committee of that board duly authorized hereunder.

b.

As used in (i) the defined terms “Company Request,” “Company Order” and “Officers’ Certificate” and (ii) Section 303 of the Indenture, the term “trustee” shall be understood to mean a member of the Board of Trustees of Federal Realty Investment Trust, a Maryland real estate investment trust.

2. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

3. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York.

4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

FEDERAL REALTY OP LP

By:	/s/ Dawn M. Becker
Name: Dawn M. Becker
Title: Executive Vice President-Corporate

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paul Vaden
Name: Paul Vaden
Title: Executive Vice President-Corporate

First Supplemental Indenture – 1998 Indenture